NEWS Contact: Margaret M. Loebl Vice President, Chief Financial Officer and Treasurer loeblm@quakerchem.com T. 610.832.4160

For Release: Immediate

QUAKER CHEMICAL ANNOUNCES FIRST QUARTER 2014 RESULTS

•         3% revenue growth despite impacts from foreign exchange and the U.S. winter

•         11% growth in operating income and adjusted EBITDA

•         Stable margin levels continue to contribute to improved operating results

April 29, 2014

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE: KWR) today announced a 3% increase in net sales of $181.7 million for the first quarter of 2014 compared to the first quarter of 2013 net sales of $176.2 million. Foreign exchange rate translation negatively impacted net sales by 2%. Operating income increased 11% to $19.4 million in the first quarter of 2014 from $17.4 million in the first quarter of 2013. Similarly, the Company’s adjusted EBITDA increased 11% to $23.7 million in the first quarter of 2014 from $21.4 million in the first quarter of 2013. The Company’s earnings per diluted share for the first quarter of 2014 were $0.96 compared to $1.04 for the first quarter of 2013 and non-GAAP earnings per diluted share for the first quarter of 2014 were $0.95 compared to $0.96 for the first quarter of 2013. Despite strong operating results, the Company’s higher effective tax rate was the primary reason its earnings were down compared to the first quarter of 2013.

Michael F. Barry, Chairman, Chief Executive Officer and President commented, “We are pleased with our first quarter results especially in light of a continuing uneven global economic environment as well as negative impacts due to foreign exchange and the severe U.S. weather conditions. Our 11% growth in operating income and adjusted EBITDA is an indication that our business model and competitive positioning continue to serve us well. We experienced good growth in Europe and China, modest growth in North America and a decline in South America, primarily due to exchange rates.”

Mr. Barry continued, “Looking forward, we expect to see modest growth in most of our major markets, although some countries such as India and Brazil could continue to be challenging. We are also beginning to experience an increase in some of our raw material costs. However, we do believe our track record of increasing our market share and leveraging our recent acquisitions will continue and help offset the market issues we may experience. Overall, I continue to remain confident in our future and expect 2014 to be another good year for Quaker as we strive to increase revenue and earnings for the fifth consecutive year.”

First Quarter of 2014 Summary

Net sales for the first quarter of 2014 of $181.7 million increased approximately 3% from net sales of $176.2 million for the first quarter of 2013, including a decrease of approximately $2.7 million, or 2%, due to foreign exchange rate translation. The increase in net sales from the first quarter of 2013 was primarily driven by 6% higher product volumes, including increases across most regions.

Quaker Chemical Corporation

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA

P: 610.832.4000 F: 610.832.8682

quakerchem.com

Gross profit increased approximately $2.5 million, or approximately 4%, from the first quarter of 2013, which was primarily driven by the increased sales volumes, noted above, on stable gross margins of 35.8% and 35.5% for the first quarters of 2014 and 2013, respectively.

Selling, general and administrative expenses (“SG&A”) increased approximately $0.5 million from the first quarter of 2013, primarily driven by higher labor related costs and additional costs related to an amendment to the Company’s pension plan in the United Kingdom (“U.K.”). The additional pension related costs are non-recurring. Finally, these increases to SG&A were net of lower foreign currency exchange rate translation.

The change from other income of $0.3 million in the first quarter of 2013 to other expense of $0.5 million in the first quarter of 2014 was primarily the result of approximately $0.8 million of net foreign exchange losses in the current quarter.

Interest expense was lower in the first quarter of 2014 compared to the first quarter of 2013, primarily due to decreases in average borrowings and interest rates. Interest income was higher in the first quarter of 2014 compared to the first quarter of 2013, primarily due to an increase in the level of the Company’s cash on hand.

The Company’s effective tax rates for the first quarters of 2014 and 2013 were 34.8% and 24.1%, respectively. The primary contributors to the increase in the current quarter’s effective tax rate were lower changes in reserves related to uncertain tax positions and certain one-time items that increased the current quarter’s effective tax rate. Although the tax rate is inflated in the first quarter of 2014, we continue to estimate the full year 2014 effective tax rate to approximate 30%.

Equity in net income of associated companies (“equity income”) was generally consistent between the first quarter of 2014 and the first quarter of 2013. The primary component of equity income is the Company’s interest in a captive insurance company, which was higher in the prior year, including an out-of-period adjustment. Also, a first quarter of 2013 charge due to the devaluation of the Venezuelan Bolivar Fuerte affected the equity income comparison.

Changes in foreign exchange rates negatively impacted the first quarter of 2014 net income by approximately $0.6 million, or $0.05 per diluted share.

Balance Sheet and Cash Flow Items

The Company had net operating cash outflows of approximately $1.8 million for the first quarter of 2014. The net cash outflow relates to an increase in cash invested in the Company’s working capital during the current quarter, which was primarily the result of increased sales at the end of the first quarter of 2014, reestablishing inventory safety stock levels that were low at year end 2013 and higher annual incentive compensation payouts related to an improvement in the Company’s prior year performance. Historically, the Company’s first quarter cash flows are the weakest of the year, primarily due to the factors mentioned above. Overall, the Company’s liquidity remains strong, as its cash position continued to exceed its debt at March 31, 2014, with no borrowings outstanding on its credit facility, and, also, the Company’s consolidated leverage ratio continued to be less than one times EBITDA.

Non-GAAP Measures

Included in this public release are non-GAAP financial measures of non-GAAP earnings per diluted share and adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

- more -

The following are reconciliations between the non-GAAP (unaudited) financial measures of non-GAAP earnings per diluted share and adjusted EBITDA to their most directly comparable GAAP (unaudited) financial measures:

	Three Months Ended March 31,
	2014	2013
GAAP earnings per diluted share attributable to Quaker Chemical Corporation Common Shareholders	$0.96	$1.04

Equity income in a captive insurance company per diluted share	(0.06)	(0.11)

UK pension plan amendment per diluted share	0.05	—

Devaluation of the Venezuelan Bolivar Fuerte per diluted share	—	0.03

Non-GAAP earnings per diluted share	$0.95	$0.96

	Three Months Ended March 31,
	2014	2013
Net income attributable to Quaker Chemical Corporation	$12,730	$13,619

Depreciation and amortization	3,888	3,935

Interest expense	525	744

Taxes on income before equity in net income of associated companies	6,546	4,133

Equity income in a captive insurance company	(846)	(1,435)

UK pension plan amendment	902	—

Devaluation of the Venezuelan Bolivar Fuerte	—	357

Adjusted EBITDA	$23,745	$21,353

 Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, future terrorist attacks and other acts of violence. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss the first quarter of 2014 results is scheduled for April 30, 2014 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at http://www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

- more -

About Quaker

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others.  For nearly 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

- more -

Quaker Chemical Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands, except per share data and share amounts)

	(Unaudited)

	Three Months Ended March 31,
	2014	2013

Net sales	$181,674	$176,193

Cost of goods sold	116,560	113,585

Gross profit	65,114	62,608
%	35.8%	35.5%

Selling, general and administrative expenses	45,741	45,197

Operating income	19,373	17,411
%	10.7%	9.9%

Other (expense) income, net	(473)	346
Interest expense	(525)	(744)
Interest income	453	169
Income before taxes and equity in net income of associated companies	18,828	17,182

Taxes on income before equity in net income of associated companies	6,546	4,133
Income before equity in net income of associated companies	12,282	13,049

Equity in net income of associated companies	1,027	1,142

Net income	13,309	14,191

Less: Net income attributable to noncontrolling interest	579	572

Net income attributable to Quaker Chemical Corporation	$12,730	$13,619
%	7.0%	7.7%

Per share data:
Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$0.96	$1.04
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$0.96	$1.04

- more -

Quaker Chemical Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands, except par value and share amounts)

	(Unaudited)

	March 31,	December 31,
	2014	2013
ASSETS

Current assets
Cash and cash equivalents	$60,450	$68,492
Accounts receivable, net	178,945	165,629
Inventories	78,014	71,557
Prepaid expenses and other current assets	22,735	23,169
Total current assets	340,144	328,847

Property, plant and equipment, net	83,854	85,488
Goodwill	58,633	58,151
Other intangible assets, net	30,472	31,272
Investments in associated companies	20,494	19,397
Deferred income taxes	19,936	24,724
Other assets	36,174	36,267
Total assets	$589,707	$584,146

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$1,267	$1,395
Accounts and other payables	81,367	75,580
Accrued compensation	12,188	20,801
Other current liabilities	33,141	33,080
Total current liabilities	127,963	130,856
Long-term debt	17,215	17,321
Deferred income taxes	6,459	6,729
Other non-current liabilities	80,062	84,544
Total liabilities	231,699	239,450

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 13,226,717	13,227	13,196
Capital in excess of par value	100,429	99,038
Retained earnings	267,707	258,285
Accumulated other comprehensive loss	(33,015)	(34,700)
Total Quaker shareholders' equity	348,348	335,819
Noncontrolling interest	9,660	8,877
Total equity	358,008	344,696
Total liabilities and equity	$589,707	$584,146

- more -

Quaker Chemical Corporation
Condensed Consolidated Statement of Cash Flows
For the three months ended March 31,
(Dollars in thousands)

	(Unaudited)
	2014	2013
Cash flows from operating activities
Net income	$13,309	$14,191
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	3,075	3,056
Amortization	813	879
Equity in undistributed earnings of associated companies, net of dividends	(927)	921
Deferred compensation and other, net	2,944	(861)
Stock-based compensation	1,388	1,040
Gain on disposal of property, plant and equipment	(48)	(2)
Insurance settlement realized	(337)	-
Pension and other postretirement benefits	(1,665)	(2,521)
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(13,387)	(3,977)
Inventories	(6,389)	(1,837)
Prepaid expenses and other current assets	(29)	(457)
Accounts payable and accrued liabilities	(544)	874
Net cash (used in) provided by operating activities	(1,797)	11,306

Cash flows from investing activities
Investments in property, plant and equipment	(3,057)	(2,723)
Payments related to acquisitions, net of cash acquired	-	(647)
Proceeds from disposition of assets	58	13
Insurance settlement interest earned	11	14
Change in restricted cash, net	326	(14)
Net cash used in investing activities	(2,662)	(3,357)

Cash flows from financing activities
Net increase in short-term borrowings	-	594
Repayment of long-term debt	(232)	(2,438)
Dividends paid	(3,300)	(3,208)
Stock options exercised, other	(205)	(59)
Excess tax benefit related to stock option exercises	239	369
Net cash used in financing activities	(3,498)	(4,742)

Effect of exchange rate changes on cash	(85)	(498)
Net (decrease) increase in cash and cash equivalents	(8,042)	2,709
Cash and cash equivalents at the beginning of the period	68,492	32,547
Cash and cash equivalents at the end of the period	$60,450	$35,256